Exhibit 107

Calculation of Filing Fee Tables

424B5

(Form Type)

Targa Resources Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	6.125% Senior Notes due 2033	Rule 457(o) and 457(r)	$900,000,000.00	99.858%	$898,722,000.00	.00011020	$99,039.17
	Debt	6.500% Senior Notes due 2053	Rule 457(o) and 457(r)	$850,000,000.00	97.843%	$831,665,500.00	.00011020	$91,649.54
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$1,730,387,500.00		$190,688.71
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$190,688.71

(1)	The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Calculated in accordance with Rule 457(r) of the Securities Act. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s registration statement on Form S-3ASR filed with the U.S. Securities and Exchange Commission on March 21, 2022 (File No. 333-263730).

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $1,730,387,500.00.